Exhibit 10.8

AUDIOEYE, INC.

2020 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

AudioEye, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below.  The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:[_______________________]
Number of Restricted Stock Units:[______]	Grant Date:[ ________ ], 20 [ __ ]
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

PARTICIPANT:	AUDIOEYE, INC.

By:
Title:

AUDIOEYE, INC.

2020 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1.Grant of Restricted Stock Units.  The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”).  Each Unit represents the right to receive one Share of the Company’s common stock.  Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company.  This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.Restrictions Applicable to Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order.  Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer.  Any attempted transfer in violation of this Section 2 shall be void and without effect.  The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.No Shareholder Rights.  The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock.  You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4.Vesting of Units.  For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a)Scheduled Vesting.  If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)Accelerated or Continued Vesting.  The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1)Death.  If your Service terminates prior to the final Scheduled Vesting Date due to your death, then all of the unvested Units shall vest as of such termination date.

(2)Disability.  If your Service terminates prior to the final Scheduled Vesting Date due to your Disability, then a pro rata portion (based on the number of days during which you were a Service Provider since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of 365) of the Units scheduled to vest as of the next Scheduled Vesting Date shall vest as of such termination date.

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(3)Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the following provisions shall apply:

(i)If, within 12 months after a Change of Control (A) described in paragraphs (1) or (2) of Section 2(g) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (3) of Section 2(g) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due either to an involuntary termination for reasons other than Cause or a resignation for Good Reason, then all unvested Units shall immediately vest in full.

(ii)If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then all unvested Units shall immediately vest in full upon the occurrence of the Change in Control.

(iii)For purposes of this Section 4(b)(3), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.

5.Effect of Termination of Service.  Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6.Settlement of Units.  After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.  The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith.

7.Dividend Equivalents.  If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date, a dividend equivalent dollar amount shall be credited to your account. The dollar amount of the dividend equivalents credited on each dividend payment date shall be equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share.  Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate vest and are settled, as provided in this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

8.Tax Consequences and Withholding.  No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such

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obligations in accordance with the provisions of Section 14 of the Plan.  You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

9.Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Chief Executive Officer, at its office at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, [e-mail address], and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

10.Additional Provisions.

(a)No Right to Continued Service.  This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)Governing Plan Document.  This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(d)Severability.  The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties.  You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)Section 409A of the Code.  The Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

(g)Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by

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the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the SEC or any national securities exchange on which the Common Stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

(h)Electronic Delivery and Acceptance.  The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means.  You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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